Exhibit 99.1

DIGICORP, INC.

SUBSCRIPTION AGREEMENT

The undersigned (hereinafter “Subscriber”) hereby confirms his/her/its subscription for the purchase of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Digicorp, Inc., a Delaware corporation (the “Company”). The Common Stock is sometimes herein referred to as the “Securities”.

In connection with this subscription, the Subscriber and the Company agree as follows:

1.	Sale and Purchase of Securities.

(a)           The Company hereby agrees to sell to the Subscriber and the Subscriber hereby agrees to purchase from the Company the number of shares of Common Stock of the Company set forth on the signature page hereof. The Subscriber has hereby delivered and paid concurrently herewith the purchase price (the “Purchase Price”) set forth on the signature page hereof required to purchase the shares subscribed for hereunder which amount has been paid in U.S. Dollars by wire transfer or check, subject to collection.

(b)           The Subscriber understands and acknowledges that this subscription is part of a proposed placement (the “Private Placement”) by the Company of up to 13,333,334 shares of Common Stock at a purchase price of $0.03 per share ($400,000) which offering is being made on a “best efforts, no minimum” basis. The Subscriber understands that all funds for accepted subscriptions will be available for the Company’s immediate use.

2.         Representations and Warranties of Subscriber. The Subscriber represents and warrants to the Company as follows:

(a)           The Subscriber is an “accredited investor” as defined by Rule 501 under the Securities Act of 2933, as amended (the “Act”), and the Subscriber is capable of evaluating the merits and risks of the Subscriber’s investment in the Company and has the capacity to protect the Subscriber’s own interests.

(b)           The Subscriber understands that the Securities to be purchased have not been, and will not be, registered under the Act or the securities laws of any state by reason of a specific exemption from the registration provisions of the Act and the applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Subscriber’s representations as expressed herein.

(c)           Subscriber acknowledges and understands that the Securities are being purchased for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part of the Securities for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Securities made in full compliance with all. applicable provisions of the Act, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder, and applicable state securities laws; and that the Securities are not liquid investments. The Company has no obligation or intention to register the Securities for resale at this time, nor has the Company made any representations, warranties, or covenants regarding the registration of the Securities or compliance with Regulation A or some other exemption under the Act, except as otherwise set forth herein.

(d)           The Subscriber acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. The Subscriber is aware of the provisions of Rule 144 promulgated under the Act which permit investors who have satisfied a certain holding period to resell under certain conditions such securities or a portion of such securities purchased in a private placement. The Subscriber acknowledges that the Subscriber is not relying on the Company in any way to satisfy the conditions precedent for resale of securities pursuant to Rule 144 under the Act.

(e)           The Subscriber acknowledges that the Subscriber has had the opportunity to ask questions of, and receive answers from the Company or any person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been required by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by the Subscriber. In connection therewith, the Subscriber acknowledges that the Subscriber has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any person acting on its behalf. The Subscriber has received and reviewed a Summary Memorandum dated March 10, 2008 relating to the Private Placement (the “Summary Memorandum”), and all the information, both written and oral, that it desires. Without limiting the generality of the foregoing, the Subscriber has been furnished with or has had the opportunity to acquire, and to review, (i) copies of the Company’s most recent Annual Report on Form 10-KSB filed with the SEC and any Form 10-Q/10-QSB and Form 8-K filed thereafter (the “SEC Filings”), and other publicly available documents, and (ii) all information, both written and oral, that it desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, the Subscriber has relied solely on the Subscriber’s own knowledge and understanding of the Company and its business based upon the Subscriber’s own due diligence investigations and the information furnished pursuant to this paragraph. The Subscriber understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and the Subscriber has not relied on any other representations or information.

(f)           The Subscriber has all requisite legal and other power and authority to execute and deliver this Subscription Agreement and to carry out and perform the Subscriber’s obligations under the terms of this Subscription Agreement. This Subscription Agreement constitutes a valid and legally binding obligation of the Subscriber, enforceable in accordance with its terms, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other general principals of equity, whether such enforcement is considered in a proceeding in equity or law.

(g)           The Subscriber has not, and will not, incur, directly or indirectly, as a result of any action taken by the Subscriber, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Subscription Agreement.

(h)           To the extent the Subscriber deems necessary, the Subscriber has reviewed with the Subscriber’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Subscriber relies solely on such advisors and not on any statements or representations of the Company or any of its agents. The Subscriber understands that the Subscriber (and not the Company) shall be responsible for the Subscriber’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Subscription Agreement.

(i)       This Subscription Agreement does not contain any untrue statement of a material fact concerning the Subscriber.

(j)           There are no actions, suits, proceedings or investigations pending against the Subscriber or the Subscriber’s properties before any court or governmental agency (nor, to the Subscriber’s knowledge, is there any threat thereof) which would impair in any way the Subscriber’s ability to enter into and fully perform the Subscriber’s commitments and obligations under this Agreement or the transactions contemplated hereby.

(k)          The execution, delivery and performance of and compliance with this Subscription Agreement, and the issuance of the Securities will not result in any material violation of, or conflict with, or constitute a material default under, any of Subscriber’s articles of incorporation or bylaws, if applicable, or any of the Subscriber’s material agreements nor result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of the Subscriber or the Securities.

(l)           Subscriber acknowledges that the Securities are speculative and involve a high degree of risk and that the Subscriber can bear the economic risk of the purchase of the Securities, including a total loss of his/her/its investment. Subscriber acknowledges that he/she/it has carefully reviewed and considered the risk factors discussed in the Summary Memorandum under the caption “Risk Factors”, as well as the factors described under “Risk Factors” in the Company’s SEC Filings.

(m)           The Subscriber recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Securities.

(n)           Subscriber is aware that the Securities are and will be, when issued, “restricted securities” as that term is defined in Rule 144 of the general rules and regulations under the Act.

(o)           Subscriber understands that any and all certificates representing the Securities and any and all securities issued in replacement thereof or in exchange therefor shall bear the following legend, or one substantially similar thereto, which Subscriber has read and understands:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933 or an opinion of the Company’s counsel that registration is not required under said Act.”

(p)           In addition, the certificates representing the Securities, and any and all securities issued in replacement thereof or in exchange therefor, shall bear such legend as may be required by the securities laws of the jurisdiction in which the Subscriber resides.

(q)           Because of the restrictions imposed on resale, Subscriber understands that the Company shall have the right to note stop-transfer instructions in its stock transfer records, and Subscriber has been informed of the Company’s intention to do so. Any sales, transfers, or any other dispositions of the Securities by Subscriber, if any, will be in compliance with the Act.

(r)           Subscriber acknowledges that Subscriber has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision.

(s)           Subscriber represents that (i) Subscriber is able to bear the economic risks of an investment in the Securities and to afford the complete loss of the investment; and (ii) (A) Subscriber could be reasonably assumed to have the capacity to protect his/her/its own interests in connection with this subscription; or (8)Subscriber has a pre-existing personal or business relationship with either the Company or any affiliate thereof of such duration and nature as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of the Company or such affiliate and is otherwise personally qualified to evaluate and assess the risks, nature and other aspects of this subscription.

(t)           Subscriber further represents that the address set forth below is his/her principal residence (or, if the Subscriber is a corporation, partnership or other entity, the address of its principal place of business); that Subscriber is purchasing the Securities for Subscriber’s own account and not, in whole or in part, for the account of any other person; Subscriber is purchasing the Securities for investment and not with a view to public resale or distribution; a d that Subscriber has not formed any entity for the purpose of purchasing the Securities.

(u)           Subscriber understands that the Company shall have the unconditional right to accept or reject this subscription, in whole or in part, for any reason or without a specific reason, in the sole and absolute discretion of the Company (even after receipt and clearance of Subscriber’s funds), This Subscription Agreement is not binding upon the Company until accepted by an authorized officer of the Company (the “Acceptance Date”). In the event that the subscription is rejected, then Subscriber’s subscription funds will be returned without interest thereon or deduction therefrom.

(v)           The Subscriber represents that Subscriber has not received any general solicitation or general advertising regarding the purchase of the Securities.

(w)           The Subscriber represents that he/she/it bas accurately completed the Purchaser Questionnaire.

3.         Representations and Warranties of the Company. The Company represents and warrants to the Subscriber as follows:

(a)           The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b)           The Company has all such corporate power and authority to enter into, deliver and perform this Subscription Agreement.

(c)           At or prior to the Acceptance Date, all necessary corporate action will have been duly and validly taken by the Company to authorize the execution, delivery and performance of this Subscription Agreement by the Company, and the issuance and sale of the Securities to be sold by the Company pursuant to this Subscription Agreement, and this Agreement shall have been duly and validly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.         Indemnification. The Subscriber agrees to indemnify and hold harmless the Company, its officers, directors, employees, shareholders and affiliates, and any person acting on behalf of the Company, from and against any and all damage, loss, liability, cost and expense (including reasonable attorneys’ fees) which any of them may incur by reason of the failure by the Subscriber to fulfill any of the terms and conditions of this Subscription Agreement, or by reason of any breach of the representations and warranties made by the Subscriber herein, or in any other document provided by the Subscriber to the Company. All representations, warranties and covenants of each of the Subscriber and the Company contained herein shall survive the acceptance of this subscription.

5.         Incidental Registration.

(a)           If the Company at any time proposes to file on its behalf and/or on behalf of any of its security holders a Registration Statement under the Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form thereto) for the general registration of Common Stock to be sold for cash, the Company will give written notice to the Holder (as hereinafter defined) at least thirty (30) days before the initial filing with the SEC of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company.

(b)           Upon the written request of the Holder given within fifteen (15) days after the date of receipt of such notice from the Company, the Company shall thereupon include in such filing the number of shares of Common Stock for which registration is so requested by the Holder, subject to subparagraph (c) below, and shall use its best efforts to effect registration under the Act of such shares. Anything contained herein to the contrary notwithstanding, the Company shall have the right to withdraw and discontinue registration of the Holder’s shares of Common Stock at any time prior to the effective date of such Registration Statement if such Registration Statement is withdrawn or discontinued.

(c)           If the managing underwriter of a proposed public offering shall advise the Company in writing that, in its opinion, the distribution of the Common Stock requested to be included by the Holder in the registration, together with the shares of Common Stock of other persons who have exercised their right to include their shares in the Registration Statement (collectively referred to as the “Aggregate Shares”), concurrently with the other securities being registered by the Company would materially and adversely affect the distribution of such securities by the Company, then the Holder shall be entitled to register a proportion, as determined in subsection (c)(i) below, of such number of Aggregate Shares as the managing underwriter determines may be included without such adverse effects (“Aggregate Underwriter

Shares”), subject to the terms, exceptions and conditions of this Section 5.

(i)           The proportion of the Aggregate Underwriter Shares which the Holder shall be entitled to register shall be equal to the ratio which the number of shares requested to be registered by the Holder bears to the Aggregate Shares.

(d)           It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 5 in respect of the securities which are to be registered at the request of any of the Holders (as hereinafter defined) that (i) such Holders shall furnish to the Company such information regarding the securities held by such Holders and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company, and (ii) such Holders shall enter into such agreements and undertakings (including indemnity agreements) with the Company and any underwriter of such offering as may be reasonably requested or as may be customary in connection with such an offering. For purposes hereof, the term “Holder” or “Holders” shall mean holders of the Company’s Common Stock who hold fully paid shares acquired in or as a result of the private offering described in the Summary Memorandum and persons who acquired such shares from such holders.

(e)           In the event of any registration of any of the Common Stock under the Act pursuant to this Section 5, the Company shall indemnify and hold harmless the Holders of such Common Stock, against any losses, claims, damages or liabilities, joint or several, to which such Holders may become subject under the Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which such securities were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Holders for any legal or any other expenses reasonably incurred by such Holders in connection with investigating or defending any such loss, claim, damage, liability or action; provided. however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in such Registration Statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Holders specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holders and shall survive the transfer of such securities by such Holders.

(f)           Each of the Holders, by acceptance thereof, agrees to indemnify and hold harmless the Company, its directors and officers and each other person, if any, who controls the Company against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such person may become subject under the Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information in writing provided to the Company by such Holder specifically for use in the following documents and contained, on the effective date thereof, in any Registration Statement under which securities were registered under the Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.

(g)           Notwithstanding the other provisions of Section 5, (i) the Company shall not be obligated to register the Common Stock of any of the Holders if, in the opinion of counsel to the Company, the sale or other disposition of such Holder’s Common Stock, in the manner proposed by such Holder, may be effected without registering such Common Stock under the Act; and (ii) the Company shall not be obligated to register the Common Stock of any Holder if the Company has had a registration statement, under which such Holder had a right to have its Common Stock included pursuant hereto, declared effective within six months prior to the date of the request pursuant to this Section.

6.         Right of First Offer.

(a)           The Holders shall have the right of first offer to purchase all or part of its pro rata share of equity or equity linked securities other than Excluded Securities (as defined below) which the Company may, from time to time, propose to sell and issue in a contemplated private financing. For purposes of this right of first offer, a pro rata share for a Holder is the ratio that the number of shares of Common Stock acquired in or as a result of the private offering described in the Summary Memorandum and which are then held by such Holder bears to the sum of the total number of shares of Common Stock then outstanding.

(b)           The right of first offer will not be applicable to securities (the “Excluded Securities”) (i) offered to the public generally pursuant to a registration statement under the Act; (ii) issued in connection with any stock split, stock dividend or recapitalization by the Company; (iii) issued to officers, directors, employees or consultants of the Company pursuant to stock grants, stock purchase and stock option plans or other stock incentive programs, agreements or arrangements approved by the Board of Directors; (iv) issued pursuant to the acquisition of all or part of another company by the Company by merger or other reorganization or by purchase of all or part of the assets of another company (including but not limited to the acquisition of technology or other rights) or pursuant to joint venture, strategic partnership or similar relationship; and (v) issued to lenders, lessors, licensors and other parties in non-equity financing transactions.

(c)           In the event the Company proposes to undertake a private offering of equity or equity linked securities other than the Excluded Securities in a private offering, it shall give each Holder written notice of its intention, describing the type of securities, and the price and terns upon which the Company proposes to issue the same. Each Holder shall have ten (10) calendar days from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such securities for the price and upon the applicable terms specified in the notice by giving written notice to the Company and stating therein the quantity of the securities to be purchased.

(d)           In the event a Holder fails to exercise the right of first offer within said ten (10) calendar day period, the Company shall have one hundred eighty days (180) days thereafter to sell the securities not elected to be purchased by the Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the securities within said one hundred eighty (180) day period, the Company shall not thereafter issue or sell any other such securities, except the Excluded Securities, in a private offering without first offering such securities in the manner provided above.

(e)           The right of first offer granted under this Section shall expire upon the earlier of (i) one year from the completion or earlier termination of the private offering contemplated by the Summary Memorandum, (ii) the acquisition of all or substantially all the assets of the Company, or (iii) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction.

(f)           If the Board of Directors of the Company determines it to be in the best interests of the Company, it may authorize completion of any private offering of equity or equity linked securities pursuant to which the right of first offer shall be applicable without first offering the Holders the opportunity to exercise their rights pursuant to this Section as long as promptly following such issuances the Company offers each Holder the opportunity to purchase such securities as it would have been entitled to purchase pursuant to this Section.

7.         Miscellaneous.

(a)           The Subscriber agrees not to transfer or assign this Subscription Agreement, or any of the Subscriber’s interest herein, and further agrees that the transfer or assignment of the Securities acquired pursuant hereto shall be made only in accordance with all. applicable laws.

(b)           The Subscriber agrees that the Subscriber cannot cancel, terminate, or revoke this Subscription Agreement or any agreement of the Subscriber made hereunder, and this Subscription Agreement shall survive the death or legal disability of the Subscriber and shall be binding upon the Subscriber’s heirs, executors, administrators, successors, and permitted assigns.

(c)           The Subscriber has read and has accurately completed this entire Subscription Agreement.

(d)           This Subscription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a written execution by all parties.

(e)           This Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of California.

(f)           Subscriber acknowledges that it has been advised to consult with his/her/its own attorney regarding this subscription and Subscriber has done so to the extent that Subscriber deems appropriate.

(g)           This Subscription Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Subscriber has caused this Subscription Agreement to be executed as of the date indicated below.

Individuals:

10,000,000	$0.03
Number of Shares	Purchase Price

DENNIS PELINO
Print or Type Name	Print or Type Name

/s/ Dennis Pelino
Signature	Signature

3/26/08
Date	Date

[NOT PUBLIC INFORMATION]
Soc. Sec. No. (if applicable)	Soc. Sec. No. (if applicable)

400 Alton Road, Suite 3107, Miami Beach, FL 33139
Address
__________ Joint Tenancy	________ Tenants in Common

Partnerships, Corporations or Other Entities:

Number of Shares	Purchase Price

Print or Type Name

Address

Taxpayer I.D. No. (if applicable)	Date

Signature	Print or Type Name and Indicate
Title or Position with Entity

* * * * * * * *

Disposition of Subscription Agreement

IN WITNESS WHEREOF, the Company has caused this Subscription Agreement to be executed, and the foregoing subscription accepted, as of the date indicated below.

DIGICORP, INC.

By:	/s/Jay Rifkin

CEO
Name and Title of Authorized Officer

Date: 3/26/08